As filed with the Securities and Exchange Commission on October 30, 2013

Registration No. 333-191653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Dynagas LNG Partners LP

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4400	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Dynagas LNG Partners LP 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece 011 30 210 8917 260		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400 (telephone number) (713) 546-5401 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common units representing limited partner interests	$150,000,000	$19,320

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 is to file Exhibits 10.8, 10.9 and 10.10. Accordingly, this Amendment No. 2 consists only of this explanatory note and Part II, including the signature page and the exhibit index. This Amendment No. 2 does not contain a copy of the prospectus that was included in the Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Officers and Directors

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the General Partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement in which Dynagas LNG Partners LP and its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 7. Recent Sales of Unregistered Securities.

On October 29, 2013, in connection with our formation, we issued to (a) Dynagas Holding Ltd., our Sponsor, 6,735,000 common units and all of our subordinated units, representing a 99.9% limited partner interest in us and (b) Dynagas GP LLC, our General Partner, a company related to our Sponsor, 30,000 General Partner Units representing a 0.1% General Partner interest in us and all of our incentive distribution rights, in exchange for the shares of the Sponsor Controlled Companies in offerings exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of Dynagas LNG Partners LP
3.2*	Form of Second Amended and Restated Limited Partnership Agreement of Dynagas LNG Partners LP
3.3*	Certificate of Formation of Dynagas GP LLC
3.4*	Limited Liability Company Agreement of Dynagas GP LLC
3.5*	Certificate of Limited Partnership of Dynagas Operating LP
3.6*	Limited Partnership Agreement of Dynagas Operating LP
3.7*	Certificate of Formation of Dynagas Operating GP LLC
3.8*	Limited Liability Company Agreement of Dynagas Operating GP LLC
5.1*	Form of Opinion of Seward & Kissel LLP as to the legality of the securities being registered
8.1*	Form of Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters
10.1*	Vessel Management Agreement between Lance Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.2*	Vessel Management Agreement between Pegasus Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.3*	Vessel Management Agreement between Seacrown Maritime Ltd., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.4*	Form of Omnibus Agreement
10.5*	Contribution Agreement
10.6*	Form of $30 Million Revolving Credit Facility with Dynagas Holding Ltd.
10.7*	Term Sheet by and between the Partnership and an affiliate of Credit Suisse for the New Senior Secured Revolving Credit Facility
10.8†	Charter Agreement by and between Lance Shipping S.A. and Gazprom Global LNG Limited, a subsidiary of Gazprom, dated August 2, 2011, as amended.

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Exhibit Number	Description
10.9†	Charter Agreement by and between Seacrown Maritime Ltd. and Methane Services Ltd., a subsidiary of BG Group, dated October 2, 2010, as amended.
10.10†	Charter Agreement by and between Pegasus Shipholding S.A. and Methane Services Ltd., a subsidiary of BG Group, dated May 18, 2011, as amended.
21.1*	List of Subsidiaries
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Drewry Shipping Consultants, Ltd.
23.3*	Consent of Seward & Kissel LLP
23.4*	Consent of Levon Dedegian, Director Nominee
23.5*	Consent of Alexios Rodopoulos, Director Nominee
23.6*	Consent of Evangelos Vlahoulis, Director Nominee
24.1*	Powers of Attorney

*	Previously filed.
**	To be filed by amendment.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to provide to the limited partners the financial statements required by Form 20-F for the first full fiscal year of operations of the partnership.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on the 30th day of October, 2013.

DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
Name: Michael Gregos
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 30, 2013 in the capacities indicated.

Signature	Title

*	Chairman of the Board of Directors
George Prokopiou

*	Chief Executive Officer and Director (Principal Executive Officer)
Tony Lauritzen

* Michael Gregos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Gary J. Wolfe
Gary J. Wolfe Attorney-in-Fact

Authorized Representative in the United States

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Dynagas LNG Partners LP has signed this registration statement in the City of Newark, State of Delaware on October 30, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized
Representative in the United States